                    (Letterhead of Branden T. Burningham, Esq.)

May 18, 2007

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:     Consent to be named in the S-8 Registration Statement of Wizzard

        Software Corporation, a Colorado corporation (the "Registrant"),

        to be filed on or about May 18, 2007, covering the registration and issuance of 200,000 shares of common stock to participants in the

        Company's 2007 Key Employee Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration

Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:    Wizzard Software Corporation